ROYCE VALUE TRUST, INC.
                Form N-SAR attachment for period ending 6/30/98


Item 77(K)
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      At the 1998 Annual Meeting of Stockholders of the Registrant held on
April 28, 1998, the stockholders ratified the selection by the Registrant's Board of Directors, including a majority of such directors who were not "interested persons" (as such term is defined in the Investment Company Act of 1940), of Tait, Weller & Baker, independent public accountants, to serve as the Registrant's auditors for the year ending December 31, 1998.

      The Board's selection of Tait, Weller & Baker was based on a consideration of its expertise and cost efficiency, and did not involve any dispute with Ernst & Young LLP or a decision by Ernst & Young LLP not to stand for re-election as auditors. The reports of Ernst & Young LLP on the financial statements of the Registrant as of December 31, 1997 and 1996, and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      Tait, Weller & Baker has informed the Registrant that neither Tait, Weller & Baker nor any of its partners has any direct or indirect financial interest in the Registrant except as auditors and independent public accountants.